Exhibit 99.1 - Press Release

ATVRockn ("ATVK") - Corporate Update

Las Vegas, NV, April 3, 2017 - ATVRockn (the “Company”) (OTC Markets: ATVK) announces that it has completed its PCAOB Auditing requirements and continues to be a fully reporting Company with the Securities and Exchange Commission. Additionally, the Board of Directors has appointed Frank William Rycraft, Jr. as the Company’s new Chief Executive Officer and Chairman of the Board.

Mr. Rycraft is an accomplished entrepreneur with extensive experience in the security, asset protection and weaponry fields. He is a former Naval Special Warfare Operator with the rank of Petty Officer First Class that worked for the Naval Special Warfare Command and U.S. State Department. Frank is a firearms expert and serves as a Range Safety Officer, Combat Tourniquet Course Instructor and Weapons Armorer.

Upon his appointment as the Director the Company, Mr. Rycraft approved the change of the Company’s corporate name to Ameritek Ventures. In alignment with the name change, the Company will shortly be announcing its new CUSIP number once approved by the regulating authorities.

Mr. Rycraft states, “ATVRockN is pleased to be a fully reporting Company with the SEC and looks forward to future opportunities in the manufacturing industry. After many years of limited success in the Company’s original business model, the board and its management has decided that it would be in the best interest of our incumbent shareholders to explore other ventures that may offer additional shareholder value.”

About ATVRockN

While executing its current business plan, ATVRockn will pursue new business opportunities in the manufacturing industry referred by various sources, including its officer/director, professional advisors, venture capitalists, members of the financial community, and others who may present proposals.

Contact

Frank William Rycraft, Jr., Chairman and CEO

ATVRockN

2251 N. Rampart Blvd., Suite 207

Las Vegas, NV 89128

Phone: (573) 207-5517

Safe Harbor Notice: Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.